Exhibit 4.14

[2017] Ye Wu Zi No. 08

Convertible Debt Investment Agreement

By and among

Jiangyin Huazhong Investment Management Co., Ltd.

Yunlong Sha

Puxin Education Technology Group Co., Ltd.

June 15, 2017

Beijing PRC

Convertible Debt Investment Agreement

By and among

Jiangyin Huazhong Investment Management Co., Ltd.

Yunlong Sha

Puxin Education Technology Group Co., Ltd.

Party A: Jiangyin Huazhong Investment Management Co., Ltd.,

Legal representative: Liu Zhen

Registered address: Room 205, Tower F, No. 9 East Outer Ring Road, Jiangyin City

Party B: Yunlong Sha

Identity Card No.: [                 ]

Domicile: Countrywide Talent Flowing Center Talent Market, Ministry of Personnel, No. 13 Sanlihe Road, Haidian District, Beijing City

Party C: Puxin Education Technology Group Co., Ltd.

Legal representative: Yunlong Sha

Registered address: Unit 05-535, 8/F, No. 18 Zhongguancun Avenue, Haidian District, Beijing

Whereas:

1. Party A is an enterprise legal person duly incorporated in PRC under PRC laws and focusing on equity and debt investment.

2. As of the signing date of this Agreement, Party B holds RMB29,621,500 of Party C’s registered capital, accounting for 59.243% of Party C’s registered capital. Party B is Party C’s controlling shareholder and actual controller.

3. Party C is an enterprise legal person duly incorporated in PRC under PRC laws, with registered capital of RMB50 million, and Party C’s unified social credit code is 91110108317937192W.

4. Party C intends to carry out financing through convertible debt, and the funds raised will mainly be used for making up the Company’s operation expenses and business expansion (including business, asset or equity acquisition).

5. In March 2017, Party A, Party C and Party B signed the List of Investment Terms Between Jiangyin Huazhong Investment Management Co., Ltd., and Puxin Education.

This Agreement is formulated according to relevant laws and regulations like Company Law of the People’s Republic of China, Securities Law of the People’s Republic of China, Contract Law of the People’s Republic of China and the List of Investment Terms Between Jiangyin Huazhong Investment Management Co., Ltd., and Puxin Education, and in the principle of equality, free will, fairness and honesty and upon full consideration.

Article 1 Definitions

(1) “Investment” refers to Party A’s investment in Party C in the form of convertible debt as agreed in this Agreement, and the aforesaid convertible debt may be converted into Party C’s equity according to this Agreement.

(2) “Articles of Associations” refer to the Articles of Associations of Party C.

(3) “Company” refers to Party C and the main body corresponding to Party C’s ownership equity.

(4) “Shares” are equal to equity for a limited liability company.

(5) “The parties hereto” refer to the parties signing this Agreement, namely Party A, Party B and Party C of this Agreement.

(6) “Registration date” refers to the date of completion of registering the capital increase via debt-to-equity conversion with the industry and commerce authority.

(7) “Subscription date” refers to the date of arrival of each subscription payment to Party C’s designated account regarding Party A’s investing in Party C (the financing party) by instalment in the form of convertible debt.

(8) “Reselling date” refers to the date of arrival of Party C’s reselling payment to Party A’s account.

(9) “Transfer date” refers to the date of arrival of Party B’s transfer payment to Party A’s account.

(10) “Termination date” refers to the maturity date of the period of 22 months starting from the first subscription date, and such a period shall not exceed 36 months in case of extension.

(11) “Subsidiaries” refer to the legal persons, partners, limited liability companies, joint-stock companies or other organizations directly or indirectly controlled by Party C.

(12) “Material adverse changes” refer to any influences, changes or development (excluding any of the said influences, changes or development that have been remedied or rectified under any circumstance) which are or are reasonably expected to be, individually or jointly with other influences, changes or development, ) obviously adverse to the Company’s entire business, capital, financial position or other situations, operating results or operation.

(13) “Intellectual property rights ” refer to patents, trademarks, service marks, registration designs, domain names, utility models, copyrights, inventions, confidential information, commercial secrets, proprietary manufacturing techniques and equipment, brand names, data base rights, trade names in any countries or regions or any other rights similar to any of the aforesaid rights, and the interests of any of the aforesaid rights (no matter whether they have been registered or not, and including the applications of granting the aforesaid rights and the right to apply to any of the aforesaid rights in any place of the world).

(12) “Vesting date” refers to the day on which Party A issues the written notice of exercising conversion right to the Company.

(15) “Transition period” refers to the period from the signing date of this Agreement to the first subscription date.

(16) “Liabilities” refer to all of the Company’s payables, debts and obligations, including but not limited to debts of the third parties, for which the Company provides guarantee, and all the expenditures, expenses, insurance premiums, transportation fees and interests owing the third parties by the Company under contract or agreement.

(17) “Close relatives” refer to spouses, parents, children and their spouses, brothers and sisters and their spouse, and the parents, brothers and sisters of spouses, and the parents of spouses of children.

(18) “Accounting standard” refers to Chinese accounting standards applicable to the Company then.

(19) “Workday” refers to the normal business day of financial institutions specified by the State Council of the People’s Republic of China.

(20) “Laws” refer to the laws, regulations, and judicial interpretations of the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province in the context of this Contract).

(21) “PRC” refers to the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province in the context of this Contract).

(22) Unless clearly specified herein, the term “including” shall be deemed as “including but not limited to” no matter whether the words like “but not limited to” have been contained.

Article 2 Amount and Interest Rate of Convertible Debt

The maximum amount of convertible debt under this Agreement shall be RMB300 million (RMB300,000,000.00), and the amount actually distributed shall prevail.

Prior to conversion of the convertible debt into equity under this Agreement, the interest rate adopted shall be fixed interest rate, and the interest shall be paid annually according to Article 11 of this Agreement. Information of Party A’s account used for receiving Party C’s payment of interests and principal is given as follows:

Account name: Jiangyin Huazhong Investment Management Co., Ltd.

Account number: [                ]

Opening bank: Beijing Shangdi Branch of Bank of Communications

Article 3 Term of Convertible Debt

The Term of convertible debt shall be 22 months starting from the first subscription date. If Party A does not exercise debt-to-equity conversion within such 22 months, the convertible debt shall mature; and Party A may decide to extend the investment period before the maturity date, and the longest investment period shall not exceed 36 months.

Article 4 Conditions of Equity Conversion

4.1 If the Company intends to apply for overseas listing and has submitted application documents for overseas listing, Party A shall have the right to carry out conversion at the time of listing of the Company, and the specific procedures are provided in Clause 4.4 of this Agreement. Party A shall have the right to, under the situations permitted by the foreign exchange supervision and regulation and relevant laws and regulations, require the Company to support Party A’s outbound funds transfer (as applicable). In this case, Party A may establish an overseas entity with special purpose to directly hold the shares of the Company’s affiliated entity to be listed overseas, and Party B and the Company shall, on the condition of meeting laws and regulations, support Party A’s debt-to-equity conversion, and Party A shall bear the relevant expenses and taxes (if any) relating to its overseas shareholding.

4.2 If the Company fails to submit listing materials before December 31, 2020 and Party A decides to convert to equity, Party A shall have the right to convert into equity at the price provided in Clause 5.3 of Article 5 of this Agreement.

4.3 At the time of meeting the conditions of conversion, Party A shall have the right to decide partial or complete conversion.

4.4 If the Company has applied for listing in the United States before Party A decides to carry out debt-to-equity conversion, the Company shall, within 30 workdays prior to the printing of the red herring prospectus to be used for road show, issue a written notice (“advance notice”) of intended debt-to-equity conversion to Party A. Party A shall, within five days after receiving the advance notice, issue an conversion notice to the Company (“conversion notice”), and the conversion notice shall specify whether Party A decides to exercise the conversion right at the time of listing of the Company, and shall also specify the amount of debt to be converted into equity and other information as required in the advance notice. If Party A issues the conversion notice to the Company, the debt-to-equity conversion and the shares issued to public shareholders by the Company during its IPO shall be closed at the same time. Party A shall, according to relevant domestic and overseas laws and regulations and the listing rules, obtain all the approvals, consent and filings concerning the its or a designated third party’s holding of the shares of the Company affiliated entity to be listed, and Party B and the Company shall provide support in this regard. The specific implementation methods of debt-to-equity conversion shall be subject to negotiation of the parties hereto according to relevant laws and regulations and policies, and shall not constitute substantially adverse influence on the listing and listing process of the Company or its affiliates

Article 5 Equity Conversion Method and Price

5.1 Method of Debt-to-Equity Conversion

The debt-to-equity conversion is to be exercised in the form of capital increase to the Company. Party A shall determine the amount of debt to be converted into equity, and subscribe all of the Company’s newly increased registered capital with the aforesaid amount.

Party B waives the pre-emptive right to subscribe for the newly increased registered capital resulting from Party A’s debt-to-equity conversion, and promises to support Party A in achieving the waiver of the pre-emptive right to subscribe for newly increased registered capital by the other original shareholders.

5.2 If the Company is listed successfully, Party A shall have the right to, at the time of listing of the Company, convert the debt into equity of the Company at the conversion price depending on different situations as follows:

(1) If the Company submits listing materials before December 31, 2018, the conversion price of each share on the vesting date shall be 90% of the issuing price per share of the Company;

(2) If the Company submits listing materials before December 31, 2019, the conversion price of each share on the vesting date shall be 80% of the issue price per share of the Company;

(3) If the Company submits listing materials before December 31, 2020, the conversion price of each share on the vesting date shall be 70% of the issue price per share of the Company;

The number of the Company’s shares may be obtained by Party A = the amount of debt to be converted into equity held by Party A/the conversion price per share on the vesting date

5.3 If the Company fails to submit listing materials before December 31, 2020 and Party A decides to carry out debt-to-equity conversion, Party A may carry out it according to the Company’s valuation specified in the following items (1) and (2), whichever is lower:

(1) The Company’s valuation = (the net profits excluding non-recurring gains/losses of 2019 audited by audit institutions recognized by Party A + the interest paid by the Company to Party A in the year during which the conversion right is exercised) × 15.

(2) The valuation prior to each round of the Company’s equity financing starting from the date of this investment agreement (excluding the debt financing via debt-to-equity conversion for this round, and the debt financing via debt-to-equity conversion for this round refers to the debt financing via the Company’s debt-to-equity conversion closed at the same time with this investment or closed within three months before or after this investment). If the Company does not carry out equity financing or there is no confirmed pre-money valuation for relevant financing during the period from the date of this investment agreement to the conversion date, the Company’s valuation specified in item (1) shall prevail.

The proportion of the Company’s equity that can be obtained by Party A = the amount of debt to be converted into equity held by Party A/the Company’s valuation specified in the preceding clause.

Article 6 Use of Proceeds

The proceeds of the investment shall be used for making up the Company’s operation expenses and business expansion (including business, asset or equity acquisition). Prior to the successful listing of the Company, transactions with the amount for each transaction exceeding RMB100,000,000 (RMB100 million) or 20% of the net assets or other material investment or acquisition matters shall be subject to approval by the Company’s board of directors and shall be reported to Party A on the day the board resolution is passed. The proceeds of the investment shall not be used for other purposes without the written consent of Party A.

Article 7 Payment of Investment Amount and Conditions Precedent

The amount of the investment shall be paid according to the following agreement:

7.1 The investment amount (the “subscription price” or the “principal of convertible debt”) is RMB300,000,000 (RMB300 million), and the specific investment amount shall be the amount actually paid by Party A to the Company according to this Agreement. Party A shall be obliged to pay Subscription Price as agreed herein only when the Company and the relevant parties meet all the following conditions or such conditions have been exempted by Party A:

(1) The representations and warranties made by Party B and the Company to Party A under this Agreement are true, complete and accurate in all material aspects in the period from the signing date of this Agreement to the first subscription date, and will continue to be maintained as true, complete and accurate, unless such representations and warranties are subject to clear validity period;

(2) Party B and the Company have obtained all the internal approvals (including but not limited to the approval by general meeting, the board of directors, the committee of investment decision-making and the meeting of limited partners ) and the approvals of examination and approval institutions required for the investment, and such approvals have not been revoked;

(3) There are no material adverse changes to the business, technology, legal affairs and financial affairs of the Company and its subsidiaries as of the first subscription date;

(4) The Company has not distributed dividends in the period from the signing date to the first subscription date;

(5) The Company has not any material adverse events beyond normal operation before the first subscription date;

(6) This Agreement has been signed and taken effect;

(7) The Equity Pledge Contract Between Jiangyin Huazhong Investment Management Co., Ltd. and Puxin Education Technology Group Co., Ltd numbered (2017) Ye Wu Zi No. 08-1 has been signed and taken effect, and Party A has obtained the registration certificate of the pledge of 100% equity interests in Tianjin Xinsiyuan Culture Communication Company Limited;

(8) The Guarantee Contract Among Jiangyin Huazhong Investment Management Co., Ltd., Yunlong Sha and Wenjing Song numbered (2017) Ye Wu Zi No. 08-1 has been signed and taken effect;

(9) The shareholders as natural persons among the Company’s existing shareholders have signed the agreements providing minimum service period, the non-competition agreements and the confidentiality agreements as agreed in this Agreement;

(10) The Company has sent Party A a detailed business plan, budget, and the plan of the convertible debt investment by the lead investor under this Agreement;

(11) There are no applicable laws or judgements, rulings, arbitrations, injunctions or orders of governmental agencies which restrict, prohibit or cancel the investment, and the Company does not have other lawsuits, judgements, rulings, arbitrations, injunctions or orders that have caused or may reasonably be expected to cause adverse influence to the investment;

(12) Party B and the Company have provided Party A with the letter of confirmation, which is signed by their authorized representatives and specifies that the aforesaid conditions of items (1) to (5) have been met;

(13) Party A has assigned a director as observer to the board or directors, and the corresponding filing (if necessary) with the industry and commerce authority has been completed.

7.2 After all the aforesaid conditions precedent have been met or exempted by Party A, Party A shall pay the Company the subscription price of convertible debt according to the following provisions:

(1) Party A shall, within five workdays after all the aforesaid conditions precedent have been met or exempted by Party A, remit the subscription price of RMB50,000,000 (RMB50 million) to the Company’s designated account, and the date of Party A’s payment of the subscription price of RMB50,000,000 (RMB50 million) shall be the first subscription date.

(2) The payment time and amount of the remaining subscription price of Party A shall be determined according to the Company’s written notice. While applying for payment of subscription price, the Company shall issue a written notice to Party A five workdays in advance, and the notice shall specify the amount and payment time of subscription price that shall be paid. Party A shall remit the necessary subscription price to the Company’s designated account according to the time and amount specified in the notice. In case of excessive or premature payment by Party A, the actual payment time and amount shall still be calculated and confirmed according to the time and amount specified in the Company’s written notice, and the Company shall have the right to (but is not obliged to) return the excessive or premature payment amount.

(3) Information of the Company’s account:

Account Name: Puxin Education Technology Group Co., Ltd

Account Bank: Beijing Zhongguancun Branch of Shanghai Pudong Development Bank

Account Number: [                ]

7.3 While calculating the interest, repurchase price, transfer price, comprehensive yield of Party A’s convertible debt according to this Agreement. The subscription price to be paid by instalments by Party A shall be individually calculated according to the actual payment date and amount of subscription price for each instalment.

Article 8 Representations and Warranties

8.1 Party B and the Company make the following representations and warranties to Party A at the time of signing this investment agreement.

(1) The Company is a corporate legal person legally established and effectively existing, has the complete legal capacity for civil rights and civil conduct, and has all the necessary approvals, licenses and permits required for business operation.

(2) As of the signing date of this Agreement, the Company has obtained all necessary internal and governmental (if necessary) approvals or authorizations and has the complete right, power and authorization to sign this Agreement and fulfil the obligations under this Agreement. This Agreement has been reviewed by the Company’s general meeting and approved by all the shareholders, and all the shareholders know their rights and obligations under this Agreement.

(3) The Company’s signing, fulfilment of this Agreement and completion of transactions mentioned in this Agreement do not violate any laws, administrative regulations, department rules and industrial standards, do not violate the Articles of Association, and do not violate any contracts, arrangements or memorandums to which the Company is a party or is bound by.

(4) The individuals representing Party B and the Company have obtained the authorizations required for signing this document.

8.2 Party B and the Company further make the following representations and warranties to Party A that, at the time of signing this investment agreement and as of the first subscription date:

(1) The Company’s information provided in this Agreement is true, complete and correct in all aspects. The convertible debt subscribed by Party A from the Company are effectively issued, and there are no any other right restrictions or any claims of rights by third parties unless specified in this Agreement.

(2) The financial report provided by Party B and the Company for Party A is true, complete and correct, and all the accounts are prepared according to laws, regulations, financial and accounting systems and based on the Company’s specific situation, truly reflecting the Company’s financial position and operating results. The financial records and materials fully comply with requirements of laws and regulations and accounting principles, and there are not any false records or material omissions.

(3) The Company and its original shareholders make the undertakings and warranties that except for the ones disclosed to Party A (the liabilities stated in the balance sheet of the Company as at December 31, 2016 shall be deemed as the liabilities disclosed to Party A), the Company has not signed any external security documents and does not have any other liabilities not disclosed. If the Company still has contingent liabilities or other liabilities that have not been disclosed, all of them shall be borne by the original shareholders. If the Company first assumes and fully pays the aforesaid liabilities and therefore incur losses, the original shareholders shall fully compensate the Company within five workdays after occurrence of actual losses of the Company.

(4) Except for the ones disclosed to Party A, the Company, none of the original shareholders and the Company’s subsidiaries has been involved in any material lawsuits, arbitrations or administrative punishments, has disputes or illegal actions which may lead to the aforesaid lawsuits, arbitrations or administrative punishments, or has been imposed with any judiciary protective measures or enforcement measures. If the Company or its subsidiaries still have any material lawsuits, arbitrations or administrative punishments that have not been disclosed, or if there are other events resulting from illegal actions not being disclosed to Party A before the signing of this Agreement that cause loss of the interests to the Company or its subsidiaries, all the direct losses caused to the Company shall be borne by the original shareholders. If the Company first assumes the aforesaid losses, the original shareholders shall fully compensate the Company within five workdays after occurrence of actual losses of the Company.

8.3. Taxes

(1) Except for the taxes that have been disclosed to Party A, all the taxes that shall be paid by the Company or shall be paid under the name of the Company have been fully and timely paid, fully disclosed, or recorded provisions, and the Company is not liable to pay penalties, surcharges, fines or interest relating to any taxes;

(2) All the undue and outstanding taxes and expenses have been appropriately recorded in the Company’s financial statements, account books and records (the Company’s balance sheet dated December 31, 2016 attached to this Agreement shall prevail);

(3) If the Company still has undisclosed outstanding taxes that should have been paid but are not paid prior to the signing date of this Agreement and therefore incurs losses, the original shareholders shall bear the losses.

8.4 The information of all the immovable properties leased by the Company and the rights and interests (including not not limited to land use right) affiliated to these immovable properties have been fully disclosed. Except for the situations that have been disclosed to Party A, the Company has not breached any lease agreement of immovable properties, and there are not any events or any circumstances that may lead to breach of agreements or make any third parties claim for any compensation against the Company. The Company has never received or issued any notice of breach of agreements or notice of relevant events.

8.5 With respect to all the material and tangible moveable properties used by the Company during its operation (excluding the ones which are sold or disposed of without breach of this Agreement during the ordinary course of business after the signing of this Agreement), the Company has complete ownership and title or use right and there are not any right restrictions that would affect the normal use by the Company. All the tangible moveable properties that are material to the Company’s business operation are all kept in good condition and under well maintenance and repair (except for wear and tear) and fit for ordinary purposes.

8.6 In respect of the material intellectual property rights owned or used by the Company, the Company has exclusive ownership or valid and existing use right and license; except for the obligations specified by laws and regulations and agreed in the relevant license contracts of intellectual property rights, there are not any right restrictions or obligations to others. The Company’s operation and products have not infringed upon any intellectual property rights or other rights of any third parties in any material aspects, and any third parties have never claimed or threatened to claim for infringement of such rights; and none of any third parties has dispute regarding the Company’s right to use any intellectual property rights relating to its business, or has claimed or threatened to claim for any rights.

8.7 Except for the contracts that have been disclosed to Party A, all the contracts being performed to which the Company is a party or under which the Company or its assets are legally bound, no matter whether they are in written or verbal form, are completely effective and continue to be completely effective, and there is no need to bear any damages, compensation or other adverse consequences. The Company has not breached any material contract, and the other parties to such material contract have not violated or breached such contract.

8.8 Except for the situations that have been disclosed to Party A, the Company’s directors, supervisors or officers, or the Company’s shareholders and their directors, supervisors or officers, or the close relatives of the aforesaid persons and any of their affiliates have not:

(1) owed to the Company any money (excluding the business expenses and traffic expenses temporarily borrowed from the Company because of fulfilment of duties as the Company’s employees), or received the Company’s promise that the Company would provide loan to them, or provide loan to them in other manners, or allow delayed payment, and any mortgage, pledge, detainment, or guarantee or counter-guarantee in other forms;

(2) improperly been involved in the Company’s any business arrangement or other relations;

(3) been entitled to the ownership of any of tangible or intangible property or rights used by the Company;

(4) acted as the Company’s competitor, supplier, customer, lessor and lessee.

8.9 There are not any events or circumstances under which the violation of environment laws and regulations or any requirements of environmental protection authorities causes the Company to undertake any legal liabilities.

8.10 Party A makes the following representations and warranties to Party B.

(1) Party A is a company duly incorporated and legally existing under PRC laws, has adequate legal capacity for civil rights and civil capacity, and has all the necessary approvals, licenses and permits required for business operation.

(2) Party A has obtained all necessary internal and external governmental approvals or authorizations, and has the complete legitimate right, power and authorization to sign this Agreement and perform the obligations under this Agreement.

(3) Party A will make the investment payment according to Article 7 of this Agreement, and Party A promises to make the investment payment with its own funds gained from legitimate sources.

(4) Party A will actively handle or support Party B in handling the relevant formalities, including the formalities required for the investment contemplated hereunder.

(5) Party A’s execution and performance of this Agreement and completion of transactions mentioned in this Agreement do not violate: i) any laws, administrative regulations, department rules and industrial standards, and any responsibilities that shall be undertaken by Party A according to applicable laws; ii) judgements, rulings of judiciary institutions or decisions of governmental departments and iii) any provisions of Party A’s Articles of Associations.

(6) The individuals who will execute this Agreement on behalf of Party A have obtained the authorizations required for the execution of this Agreement.

(7) Party A shall be obliged to keep the information of Party B and its affiliates confidential.

(8) The Company may, after the execution of this Agreement, reserve 10% of the Company’s total share capital on an fully diluted basis for an employee share or option incentive scheme.

Article 9 Commitments on Operating Results

In respect of the investment, the Company and the Company’s actual controller (also Party B), Yunlong Sha, makes the following commitments on the operating results of the Company.

9.1 The total net profits of the Company in 2017, 2018 and 2019 (the “net profits” mentioned herein and hereafter refer to the net profits excluding non-recurring gains/losses attributable to owners of the parent company given in the standard unqualified audit report issued by an accounting firm with the securities business qualification recognized by Party A) are not less than RMB950,000,000 (RMB950 million), and the interest paid by the Company to Party A shall also be included while calculating the net profit of certain year.

9.2 If the Company’s actual operating results fail to achieve the aforesaid operating results during the period of commitments and Party A has not exercised the conversion right, then prior to maturity date of convertible debt, Party A shall have the right to

(1) Resell the convertible debt to the Company, and the reselling price = S the principal of convertible debt of Party A’s each subscription + the principal of convertible debt of Party A’s each subscription × 18% × the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the reselling date (exclusive)/365 - interest of convertible debt that have been received by Party A; or

(2) Transfer the convertible debt held by Party A to Party B at a premium. Transfer price = SParty A’s principal of convertible debt of each subscription + Party A’s principal of convertible debt of each subscription × 18% × the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the transfer date (exclusive)/365 - interest of convertible debt that have been received by Party A.

Article 10 Operation Management and Corporate Governance After Investment

10.1 The Company sets up a board of directors, which consists of seven directors or less. Party A shall have the right to appoint an observer to attend the meeting of the board of directors. The observer shall have the right to attend the meeting of the board of directors but is not entitled to vote. The board of directors shall convene a meeting at least every half a year. Party A may timely and comprehensively get to know the operating results and fulfilment of profit commitments of the target Company during the commitment period.

10.2 All the businesses relating to the Company’s existing operation shall be operated by the Company or the subsidiaries controlled by the Company. The Company’s shareholders, chairman, general manager, important members of management and core technicians shall not operate the businesses which are the same as or similar to the businesses of the Company, unless otherwise approved by the Company’s general meeting or board of directors.

10. 3 After the investment, the Company’s controlling shareholders, actual controllers, directors, supervisors, officers and core technicians and their Close Relatives shall not conduct any new related party transactions with the Company which may have negative impacts on the Company, unless otherwise approved by the Company’s general meeting or board of directors.

10.4 Starting from the signing date of this investment agreement, the Company shall not provide new external guarantees or lend money to other parties, excluding the guarantees provided by the Company for its own debts or the debts of the Subsidiaries controlled by it.

Article 11 Payment of Interest

11.1 In the period that Party A’s convertible debt of the Company have not been converted into equity, the Company shall pay the interest of convertible debt annually, and the interest rate (singular interest) shall be 12% per year. The payment of interest shall start from the actual payment of the investment price by Party A, and the interest shall be calculated as per the number of days for the investment amount actually used by the Company before conversion. The interest period of Party A’s each subscription of convertible debt shall start separately from the time of each subscription of convertible debt.

The Company shall pay the interest of the current year within five workdays starting from December 10 (“settlement date of interests”) of every natural year. The calculation of interest is as follows:

(1) The interest that shall be paid by the Company to Party A in the first natural year = SParty A’s each subscription of principal of convertible debt x 12% x the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the settlement date of interests of the first natural year.

(2) The interests that shall be paid by the Company to Party A from the second natural year = SParty A’s principal of convertible debt for each subscription × 12% × the number of actual days starting from the the settlement date of interest (inclusive) of last natural year to the settlement date of interest (exclusive) of the current natural year/365.

11.2 If Party A does not exercise the conversion right when the term of the convertible debt matures, the principal and interest that shall be paid by the Company to Party A on the maturity date = S principal of convertible debt for Party A’s each subscription + principal of convertible debt for Party A’s each subscription × 18% × the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the maturity date (exclusive) of convertible debt/365 - all the interest of convertible debt that have been received by Party A.

11.3 If Party A exercises the conversion right prior to the maturity date of convertible debt, the interest that shall be paid by the Company to Party A at the time of the registration date of Party A’s equity converted = S principal of convertible debt for Party A’s each subscription × 12% × the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the registration date (exclusive)/365 - interest of convertible debt Party A has received.

11.4 The Company promises that the internal rate of return (IRR) at the time of Party A’s exit is not lower than 18%/year within the period of up to 58 months starting from Party A’s investment in the Company. If the Company is listed successfully and Party A conducts conversion smoothly, and if Party A’s IRR calculated based on the closing stock price for consecutive 20 trading days after the Company’s equity held by Party A has been issued and traded freely is higher than 30%/year, then the Company is no longer obliged to promise the yield of at least 18%/year to Party A regardless of whether the investment period calculated from Party A’s investment has reached 58 months or how much the actual IRR is at the time of Party A’s exit.

Article 12 Right to Resell

12.1 All the parties hereto agree that if the Company decides to establish VIE structure to apply for overseas listing and Party A decides not to carry out equity conversion or there are obstacles to the equity conversion that cannot be resolved because of other reasons, Party A shall have the right to resell its convertible debt to the Company.

In case of Party A’s resale of the convertible debt to the Company because of the aforesaid circumstances, the reselling price = S principal of convertible debt for Party A’s each subscription + principal of convertible debt for Party A’s each subscription x 18% x the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the reselling date (exclusive)/365 - interest of convertible debt that Party A has received.

12.2 In case of the following material events, Party A shall have the right to ask the Company and/or Party B to, jointly or severally, prematurely repurchase Party A’s convertible debt of the Company or equity converted under the convertible debt.

(1) The Company or Party B is dishonest and this could seriously damage Party A’s interests;

(2) The Company has large amount of off-balance sheet cash income or expenditure not known by Party A, and this could seriously damage Party A’s interests;

(3) Party B’s transfer of any of its equity, interests, bonds, warrants, options or the interests of the same nature or similar interests, or disposal of such equity or interests in any other form without the consent of Party A (excluding the situations under which Party B transfers less than 5% of the Company’s equity to its close relatives or disposes of equity according to the employee share scheme approved by the Company’s board of directors or general meeting);

(4) Yunlong Sha, Liang Gao, Gang Li or Yun Xiao quits the job at the Company without the consent of Party A;

(5) The Company meets the listing conditions but it gives up the listing (excluding the situation under which the Company’s general meeting or the Company’s board of directors decides not to apply);

(6) There are changes to the Company’s controlling shareholder or actual controller;

(7) There are material adverse changes to more than 50% of the Company’s officers;

(8) The accounting firms qualified for securities business appointed by the Company cannot issue standard unqualified audit report regarding the Company’s financial statement, which substantially affects the listing of the Company;

(9) Significant breach of contracts by the Company or its controlling shareholder or actual controller leads to restrictions of Party A’s rights and/or significant damage or potential significant damage to Party A’s interests;

(10) The Company is faced with disputes, lawsuits, arbitrations or administrative punishments of asset ownership and/or business operation qualifications relating to its main business, which may cause material adverse changes to the Company’s operation or financial position and cause substantial obstacles to the Company’s listing;

(11) After the transaction, the Company’s manufacturing, operation, labour and personnel, property and assets, business qualifications and payment of taxes are faced with disputes or administrative punishments, and such administrative punishments may cause substantial obstacles to the listing of the Company or the entity corresponding to all the interests of the Company;

(12) The information provided by Party B and the Company during the due diligence conducted by Party A regarding the transaction contains significant mistakes, misrepresentation or concealment;

(13) Other events that cause severe adverse influence on the Company’s operation, or substantially affect the Company’s listing or M&A with listed companies.

12.3 In case of circumstances of Clause 12.2, Party A shall have the right to resell the convertible debt to the Company or transfer the convertible debt to Party B at a premium price. The calculation formula is as follows:

Reselling price or transfer price = S principal of convertible debt for Party A’s each subscription + principal of convertible debt of Party A’s each subscription × 18% × the number of actual days starting from the date of each subscription (inclusive) of convertible debt to the reselling/transfer date (exclusive)/365 - interest of convertible debt that have been received by Party A.

12.4 The Company and/or Party B shall make the full payment within 90 business days starting from receiving the reselling notice/transfer notice issued by Party A. If the Company is unable to complete what Party A requests with respect to the reselling due to restrictions imposed by laws or other reasons, Party B shall is jointly and severally liable for such consequences. All of the obligations with respect to reselling, transfer, commitments and compensation promised by Party B to Party A under this Agreement and the corresponding joint liabilities shall be limited to the value of all of the Company’s shares held by Party B.

Article 13 Guarantee

All the debts under this Agreement, including but not limited to the principal of convertible debt, interest, default interest, compound interest, liquidated damages, damages, and all the expenses arising from the lender’s exercising creditor’s rights and all the other payable expenses shall be guaranteed in the following manner:

The Company agrees to pledge 100% equity in Tianjin Xinsiyuan Culture Communication Company Limited lawfully held by it in favour of Party A with, so as to provide security for the principal, interest and reselling price of the convertible debt under this Agreement. Specific matters relating to pledge are provided in the Equity Pledge Contract Between Jiangyin Huazhong Investment Management Co., Ltd. and Puxin Education Technology Group Co., Ltd. numbered (2017) Ye Wu Zi No. 08-1 and separately signed by the Company and Party A.

Party B and Party B’s spouse agree to provide joint and several guarantee for the principal, interest and reselling price of the convertible debt under this Agreement. Specific matters relating to joint and several guarantee are provided in the Guarantee Contract Among Jiangyin Huazhong Investment Management Co., Ltd. , Yunlong Sha and Wenjing Song numbered (2017) Ye Wu Zi No. 08-2 and signed by Party A, Party B and Party B’s spouse.

Article 14 Right to Anti-dilution

Except for the situations under which Party A issues written consent or internal staff share scheme is carried out, after the first subscription date, the Company shall not, in principle, conduct subsequent equity financing (including, among others, issuing new shares or increasing registered capital (or securities and bills that can be converted into equity)) at a price lower than the valuation at the time when Party A exercises the conversion right or under the conditions superior to the conditions of the conversion into equity by Party A, otherwise Party A shall be automatically entitled to the conditions (if any) superior to the conditions of the conversion by Party A during subsequent equity financing, and Party A shall have the right to ask the Company and Party B to, through the methods which include but are not limited to the following ones, ensure that the price per share of the Company’s shares obtained by Party A is not higher than the price per share of the Company’s shares obtained by subsequent investors.

Party A shall have the right to convert the difference of price into the Company’s equity as per the lower price, and ask Party B to transfer such equity to Party A for free, and Party B shall sign equity transfer and capital increase agreement, and provide assistance in handling the subsequent account transfer of equity transfer or registration formalities of capital increase. Party B shall bear any new expenditures of Party A’s shareholders regarding such transfer if the free transfer is prohibited by regulatory departments such as registration institutions, and Party B shall also compensate Party A accordingly.

Article 15 Pre-emptive Right

Starting from the date of Party A’s payment of the first subscription, Party A shall have the right to first subscribe at the time of capital increase of the Company, and the subscription price and conditions shall not be substantially superior to the price and conditions of new investors. If the Company’s certain shareholders request for excising the pre-emptive rights at the same time, the shares shall be allocated according to the proportion of the Company’s equity held by respective shareholders that request for excising the right of first refusal.

Article 16 Investor’s Right to Information

16.1 If Party A decides to convert the debt into equity and becomes a shareholder of the Company or an entity corresponding to all the interests of the Company, then the equity held by Party A shall be entitled to the rights and interests of shareholders, including all the rights and interests of shareholders contained in such equity. The rights and interests of shareholders shall include but are not limited to the Company’s existing and future profit distribution right, voting right as shareholder, right to information and right to receive distribution of remaining property, which are corresponding to such equity, and other interests of shareholders specified according to Company Law and the Articles of Associations.

16.2 As a shareholder, Party A shall have the right to know the Company’s affairs, and Party B and the Company shall provide Party A with the following information and shall ensure that such information is true, complete and accurate.

(1) After the completion of conversion, the Company shall provide Party A with annual financial statement and brief analysis of annual operation within 60 days after each accounting year; and shall, within 120 days after each accounting year, provide Party A with standard unqualified annual audit report, which has been audited, work report of the board of directors, detailed analysis of operation of last year and the budget and operation plan of next year

(2) Information related to the proposed listing or the proposed merger into another entity;

(3) Other information, statistical data, transactions and financial data that have substantial relations with the Company’s operation.

16.3 Party B and the Company shall ensure that all the accounting statements are prepared by accounting firms qualified for securities business collectively recognized by the parties hereto. In case of any of Party A’s reasonable requirements, which do not disturb the normal manufacturing and operation of the Company, Party B will urge the Company to provide Party A with other significant information relating to the Company’s manufacturing, operation and financial management.

16.4 If the Company undergoes liquidation of bankruptcy or liquidation of dissociation because of poor operation or other reasons, Party A shall enjoy preferred liquidation right as compared with Party B after the conversion, namely the Company’s remaining property after the liquidation shall first be used to pay Party A’s principal of investment amount. After Party A obtains the liquidation amount according to the aforesaid method, the remaining property of the Company can be distributed to Party B and other shareholders of the Company.

16.5 If the aforesaid plan becomes impractical because of the restrictions by laws and regulations or the liquidation amount is not enough to pay the investment amount claimed by Party A, Party A shall have the right to, besides the statutory liquidation amount lawfully gained, ask Party B to compensate Party A in cash, and Party B’s compensation obligation shall be limited to the liquidation amount obtained by Party B.

16.6 All the parties hereto agree and confirm that the Company’s merger or consolidation that makes Party B fails to maintain the majority of voting rights in the surviving entity, or the sale of all or the majority of the Company’s assets shall be deemed as the Company’s liquidation, dissociation or termination, which leads Party A to be entitled to the amount under the priority of liquidation.

Article 17 Restrictions on Actions in the Transition Period

17.1 Unless with the written consent of Party A, in the period from the signing date of this Agreement to the first subscription date, Party B and the Company shall make sure:

(1) to operate normally to maintain the continuous business operation;

(2) not to conduct any abnormal transactions or cause abnormal debts;

(3) not to acquire or dispose of any income, assets or business beyond normal business scope, and not to inherit or have responsibilities, debts or expenses beyond the normal business scope;

(4) not to conduct profit distribution;

(5) not to set any right restriction on any assets (excluding normal bank loan guarantee for operation and financing with convertible debt and ABS, etc.);

(6) not to provide guarantee for the debts of third parties with undertaking, compensation or other contractual arrangement;

(7) not to reach any contractual arrangement under which the Company’s controlling shareholders, actual controller, directors, supervisors, officers and core technicians and their close relatives enjoy improper interests.

17.2 If Party B or the Company has known or found the facts or circumstances that have constituted or may constitute violation of obligations under this Agreement, or may make the representations or warranties made by any person untrue, inaccurate or misleading, Party B or the Company shall inform Party A immediately.

Article 18 Restrictions on Transfer of Shares of Original Shareholders

18.1 During the period from the time when the investment is completed to the successful listing of the Company or another entity corresponding to all the interests of the Company, without the consent of Party A, the Company, Party B and Party B’s close relatives shall not transfer or pledge more than 5% of the shares of the Company or the entity corresponding to all the interests of the Company to third parties.

18.2 During the period from the time when the investment is completed to the successful listing of the Company or another entity corresponding to all the interests of the Company, without the consent of Party A, the Company’s management and core technicians other than Party B shall not transfer or pledge the Company’s shares held by them.

18.3 The transfer made as a result of implementing the Company’s employee share incentive plan is an exception.

Article 19 Non-competition

19.1 Non-competition. Party B promises to the Company and Party A that it will not and it will ensure that its close relatives, affiliates and the Company’s directors, supervisors, officers will not directly or indirectly engage in the activities competing with the businesses of the Company or its subsidiaries, and will not privately or jointly implement any of the following restrictions:

(1) conducting competitive cooperation in any form that impedes the Company’s business, namely: engaging together with any other third parties in any activities competing with the Company’s ongoing or expected businesses as a principal, an agent, a shareholder, a co-venturer of a joint-venture, a licensee, a licensor or any other identity, or having interests in any of such competitive activities;

(2) in the country and place where the Company and/or its subsidiaries operate, ① directly or indirectly engaging in the businesses that are directly competing with the businesses of the Company and/or its subsidiaries; ② directly or indirectly investing in enterprises or entities (unless with the written consent of Party A in advance and such enterprises or entities are controlled by the Company after the investment) that are competing with the businesses of the Company and/or its subsidiaries; ③ supporting other parties in any form (including as an owner, a partner, a shareholder, or a director, etc.) in competing with the businesses of the Company and/or its subsidiaries;

(3) persuading or soliciting senior executives, customers, suppliers, distributors or agents of the Company and/or its subsidiaries to engage in the businesses that are competing with the businesses of the Company and/or its subsidiaries, or soliciting them to terminate their contractual relations with the Company and/or its subsidiaries;

(4) ensure that the persons working in the Company do not have part-time jobs in other enterprises in the same industry that directly compete with the Company and/or its subsidiaries, and do not directly or through third parties engage in the business activities that are competing with the businesses of the Company and/or its subsidiaries.

19.2 Prohibition of Part-time Job. In order to guarantee the interests of the Company and its subsidiaries, the parties hereto agree that Party B and the Company’s other key employees shall not hold any executive positions at companies or enterprises other than the Company and its subsidiaries.

19.3 Party B agrees, and warrants and promises to Party A that it will make sure that each director nominated by Party B, senior operation and management employees and senior technicians and other major employees have signed an employment contract, a confidentiality agreement and a non-competition agreement with the Company, and have agreed in writing that they will not engage in the industries competing with the Company during their term of office and within two years after resignation.

Article 20 Expenses

Unless otherwise specified, the parties hereto shall independently pay their expenses relating to the negotiation, drafting, signing and execution of this Agreement and documents relating to this Agreement. If Party A decides to conduct equity conversion, the expenses relating to the examination and approval, capital verification, audit, amendment registration with the industry and commercial authority regarding the Company’s domestic capital increase shall be borne by the Company. The relevant taxes and expenses shall be borne by the respective parties hereto according to relevant laws and regulations. If the relevant taxes and expenses shall be withheld or paid by a party according to laws and regulations, the parties hereto shall agree with the withholding and payment by such party.

Article 21 Termination of Agreement

21.1 In case of any of the following event, the non-default party may terminate this Agreement after informing the other party in writing.

(1) Party B and the Company cannot meet the preconditions specified in Article 7 of this Agreement within 90 days after the execution of this Agreement;

(2) The purposes of this Agreement cannot be realized because of force majeure;

(3) The purposes of this Agreement cannot be realized because of the delayed payment of debts or other breaches of contract by a party hereto;

(4) Serious deterioration of the Company’s operation;

(5) The Company transfers property and withdraws capital to evade debts;

(6) The Company seriously loses goodwill because of service quality problems;

(7) Any other circumstances under which a party has lost or is likely to lose the capability of performing this Agreement;

(8) Other circumstances stipulated by laws and regulations.

21.2 If party A fails to remit the first transfer payment recognized by the Company to the Company’s designated account within 20 days after signing this Agreement, this Agreement shall be automatically terminated without the need of issuing any written notice no matter what this Agreement provides.

21.3 The aforesaid termination does not affect any right to claim for compensation a party is entitled because of the other party’s breach of this Agreement.

Article 22 Confidentiality

22.1 Confidential information refers to the information and materials like any technology, financial information and operation and commercial information, which are provided by one party to the other party in writing, in oral or in other forms, not known by the other party, cannot be obtained through public channels and are not known by the public.

22.2 None of the parties hereto shall, in any form, utilize any confidential information obtained by it during the capital increase under this Agreement, or disclose such information to other organizations or persons other than the parties hereto, unless:

(1) the other party has agreed in writing in advance;

(2) the confidential information is made public not because of mistakes ascribable to the parties hereto;

(3) for the purpose of enforcing the courts’ rulings, judgements or arbitration awards that have taken effect;

(4) according to requirements of any judiciary and administrative institutions or supervising institutions with jurisdiction;

(5) disclosure (if any) to professional consultants, accountants, evaluators and lawyers that participate in the capital increase;

(6) to fulfil the obligations specified by relevant laws and regulations or observe the requirements of disclosure of public information.

22.3 None of the parties shall make public the contents of this Agreement without the written consent of the other party, excluding the situation under which it is necessary to make public according to laws and regulations.

22.4 In spite of the aforesaid provisions, the Company and Party B may, after the completion of the investment under this Agreement, disclose that the they have obtained the investment by Party A, but the investment details shall not be disclosed without the consent by Party A.

Article 23 Liabilities for Breach of Agreement

23.1 If any party has violated the obligations as agreed in any terms (including appendixes) of this Agreement, or any of its representations, warranties and covenants contained herein is substantially untrue or has material omission and has caused material adverse changes, such party shall be deemed as having breached this Agreement. The defaulting party shall undertake corresponding liabilities of breach of the agreement for the non-defaulting party.

23.2 The provisions relating to the liabilities for the breach of this Agreement mentioned herein shall still be effective after cancellation or termination of this Agreement.

Article 24 Force Majeure

24.1 Force majeure refers to any events that cannot be controlled, foreseen or any events that can be foreseen but cannot be avoided, occurring after the execution date of this Agreement and making any party unable to fully or partly perform this Agreement. Force majeure includes but is not limited to explosion, fire disaster, flood, earthquake, typhoon or other natural disasters and war, civil disorder, deliberate destruction, expropriation, confiscation, sovereign acts of the government, changes to law, or failure to obtain governmental approvals of relevant events, or relevant governmental compulsory regulations or requirements that make the parties hereto cannot continue the cooperation and the occurrence of other material events or emergencies.

24.2 In case of force majeure, the party that is impeded from performing this Agreement shall inform the other party with the most convenient method without delay, and shall provide the other party with detailed written report of the force majeure within 15 days after the occurrence. The party affected by force majeure shall take all reasonable measures to eliminate the influences of force majeure and reduce the losses caused by force majeure to the parties hereto. The parties hereto shall, based on the influence of force majeure on the fulfilment of this Agreement, decides to whether to terminate or postpone the performance of this Agreement, or whether to exempt all or part of the obligations under this Agreement of the party affected by force majeure.

Article 25 Governing Laws and Settlement of Disputes

25.1 This Agreement shall be governed by the courts in China and the laws of PRC.

25.2 The parties hereto shall resolve any disputes arising from this Agreement or performance of or failure to perform the obligations under this Agreement upon on friendly negotiation. If negotiation fails, any party could initiate a legal proceeding at the people’s court having jurisdiction in the place where this Agreement is signed.

25.3 During the period the dispute is being settled, the parties hereto shall continue performing other undisputable aspects of this Agreement.

Article 26 Notice

26.1 Unless otherwise specified, the notice or communications made by any party according to this Agreement may be delivered to the following addresses or email addresses of the parties hereto via hand delivery by a contact person, express, registered mail or email.

Party A: Jiangyin Huazhong Investment Management Co., Ltd.

Correspondence address: T1-602, Huamao Center, 81 Jianguo Road, Chaoyang District, Beijing

Contact person: Hou Hengxing Tel.: [            ]

Postcode: 100025                   Email: [            ]

Party B: Yunlong Sha

Correspondence address: Room 1601, Chuangfu Building, 18 Danleng Street, Haidian District, Beijing

Contact person: Yunlong Sha Tel.: [            ]

Postcode:                             Email: [            ]

Party C: Puxin Education Technology Group Co., Ltd.

Correspondence address: Room 1601, Chuangfu Building, No. 18 Danleng Street, Haidian District, Beijing

Contact person: Yunlong Sha Tel.: [            ]

Postcode:                             Email: [            ]

26.2 The date of the valid receipt of notice shall be determined according to the following provisions:

(1) For the notice delivered by a contact person, it is deemed to be validly delivered when the notice is hand-delivered by the contact person;

(2) For the notice via registered mail, it is deemed to be validly delivered on the seventh day following the day when the notice is mailed (as indicated on the postmark);

(3) For the notice via express, it is deemed to be validly delivered on the third day following the day when the notice is mailed (as indicated on the shipping label of the express company);

(4) For the notice via email, it is deemed to be validly delivered on the first business day following the day when the email is sent (as indicated by the delivery confirmation recorded by the computer of the sender);

Article 27 Appendixes

27.1 This Agreement shall contain the following appendixes:

(1) The resolution of general meeting which indicates that the Company has considered and passed the investment or this Agreement;

(2) The Company’s financial statements as of December 31, 2016;

27.2 The appendixes shall be an inalienable part of this Agreement, and the parties that provide the appendixes shall ensure that the contents of the appendixes are true, accurate and complete.

Article 28 Supplementary Provisions

28.1 This Agreement shall constitute all the agreements between the parties hereto on all the issues set out herein and shall take the place of all the discussions, records, summaries, memos, letters of intent, negotiations, notes and all other documents and agreements among the parties hereto on the aforesaid issues.

28.2 Without the written consent of the other parties, none of the parties shall transfer or assign its rights under this Agreement or establish any security interests upon such rights.

28.3 If any term of this Agreement is held by the court to be invalid or void, then such a term shall be deemed as ineffective, but this does not affect the effectiveness of any other terms of this Agreement. In this case, the parties hereto shall make the best efforts to replace it with an effective and enforceable term, and such term shall be as close as possible to the intention of original term.

28.4 Any party’s failure to exercise any rights or delayed exercise of any rights that it is entitled to exercise under laws or this Agreement, shall not be deemed as waiver of such rights, and such rights may be exercised at any time in the future. Independent or partial exercise of such rights does not exclude the exercise of such rights in other forms or in the future, or the exercise of other rights.

28.5 Any amendment to this Agreement shall be deemed as invalid unless it is agreed in writing by the parties hereto. For matters not covered herein, the parties hereto shall sign a written supplementary agreement upon negotiation, and the supplementary agreement has the same legal effect as this Agreement.

28.6 This Agreement is signed in Dongcheng District, Beijing, and takes effect upon affixing of corporate seals and signatures of legal representatives or authorized representatives of the parties hereto. This Agreement shall be executed in six counterparts with equal legal force, with two held by each party.

(This is the signature page to the Convertible Debt Investment Agreement by and among Jiangyin Huazhong Investment Management Co., Ltd., Yunlong Sha and Puxin Education Technology Group Co., Ltd.)

Party A: Jiangyin Huazhong Investment Management Co., Ltd. (Seal)

Signature of authorized representative: /s/ Zhen Liu

/s/ Seal of Jiangyin Huazhong Investment Management Co., Ltd.

Party B: Yunlong Sha

Signature: /s/ Yunlong Sha

Party C: Puxin Education Technology Group Co., Ltd. (Seal)

Legal representative: Yunlong Sha

Signature: /s/ Yunlong Sha

/s/ Seal of Puxin Education Technology Group Co., Ltd.